SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934


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    Rule 14a-6(e)(2))
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          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
        (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

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          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                        CONSENT STATEMENT

    For Amendments to Limited Partnership Agreement to Permit
Reinvestment of Sales Proceeds and Change Unit Repurchase Provisions

     THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT DECEMBER 15, 1997. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE JANUARY 30, 1998.

      AEI Fund Management XVI, Inc., the Managing General Partner, and Robert P. Johnson, the Individual General Partner (together, the "General Partners") of AEI Real Estate Fund XVI Limited Partnership (the "Fund") are recommending two amendments (the "Amendments") to the Fund's Limited Partnership Agreement (the "Fund Agreement"):

     (a)      An  amendment  to  change  Section  5.4  of  the  Fund
       Agreement (the "Reinvestment Amendment") to allow proceeds from sale of Fund properties to be reinvested in replacement properties until final liquidation of the Fund. The Fund Agreement currently requires that reinvestments end November 6, 1997.

     (b) An amendment to Section 7.7 of the Fund Agreement (the "Repurchase Amendment") to allow Unit repurchases to occur more frequently (quarterly) and to allow the Managing General Partner to establish a repurchase price that will be higher than the repurchase price under the current formula.

      The General Partners believe that the Fund should be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of the Reinvestment Amendment would allow the Managing General Partner to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. The General Partners also believe that the Fund's current formula for determining the purchase price of Units no longer reflects the market value of Units, and that Investors should be permitted to present Units for repurchase more frequently than once per year. Approval of the Repurchase Amendment would provide an alternate valuation formula that the General Partners believe more accurately reflects the pricing of Units in the secondary market. Accordingly, THE GENERAL PARTNERS RECOMMEND A VOTE "FOR" BOTH PROPOSED AMENDMENTS.

     THE PROPOSED AMENDMENTS WILL AFFECT YOUR INVESTMENT IN THE FUND IN A NUMBER OF WAYS AND INVOLVE A NUMBER OF RISKS THAT ARE DISCUSSED IN MORE DETAIL UNDER THE CAPTION SUMMARY--RISKS OF THE AMENDMENTS, INCLUDING THE FOLLOWING:

     If the Reinvestment Amendment is approved:

bullet   Distributions of some sales proceeds will be delayed.

bullet The reinvestments could cause extension of the life of the Fund.

bullet The interests of the General Partners in approval of the Reinvestment Amendment may conflict with the interests of Investors.

bullet Properties in which proceeds are reinvested will be subject to many of the same risks of nonperformance as the original properties.

bullet Investors will not be able to review in advance the properties in which proceeds are reinvested.

     If the Repurchase Amendment is approved:

bullet Limitations in the Fund Agreement on the number of Units that will be repurchased will not be changed and there may be circumstances under which Fund cannot, or is obligated not to, make repurchases.

bullet Distributions to investors may decrease during the years of repurchase.

bullet There can be no assurance that the new formula price will pay an Investor the market value of the Units.

      INVESTORS WILL NOT HAVE APPRAISAL OR DISSENTERS RIGHTS AND
  THEREFORE WILL NOT HAVE THE RIGHT TO REQUIRE THE FUND TO PAY THEM THE VALUE OF THEIR UNITS OF LIMITED PARTNER INTEREST IF THEY
  DISAGREE WITH THE PROPOSED AMENDMENTS.

                                  -2-

                             SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.

The Amendments

      The  General Partners are proposing an amendment to  Section
5.4  of  the  Fund Agreement (the "Reinvestment Amendment").   The
Reinvestment Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. Even if the Reinvestment Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors. The Reinvestment Amendment is intended primarily to allow the Fund to reinvest the portion of sales proceeds that constitutes the original investment in a property, while distributing the "gain" (the excess of sales proceeds over the original investment). Because the portion of proceeds representing the original investment will be reinvested, distributions of sales proceeds will initially decrease if the Reinvestment Amendment is approved and will be delayed until liquidation of the Partnership. See "Reasons for and Effects of the Amendments--Reinvestment Amendment."

      The  General  Partners are also proposing  an  amendment  to
Section 7.7 of the Fund Agreement (the "Repurchase Amendment"). The Repurchase Amendment will provide an alternative formula for valuation of Units of limited partner interest in the Fund for purposes of the Fund Agreement's Unit repurchase provisions. The Repurchase Amendment is intended to increase the repurchase price over the existing formula, but the existing formula will remain as an alternative, and Investors will be entitled to the higher price yielded by either formula. The Repurchase Amendment will also increase the frequency of presentment opportunities from once per year to quarterly, commencing in calendar 1998. See "Reasons For and Effects of the Amendments--Repurchase Amendment."

Reasons for the Amendments

      The Fund may sell properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the General Partners cannot guarantee returns, they believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. They believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

      The General Partners believe that the current formula for determining the purchase price of Units under Section 7.7 of the Fund Agreement no longer reflects a Unit valuation that closely approximates market value. The current formula bases the repurchase price on the initial capital contribution of an investor less 50% of distributions to the investor. The new formula will provide an alternate valuation based on 90% of the "net value" of the Fund, after taking into account the market value of units, the present value of future net cash flow from the Fund and such other factors as the General Partners may apply. The provisions of Section 7.7, as proposed to be amended, will provide that the formula yielding the highest value will control. In addition, the new provisions will provide for the repurchase of Units quarterly rather than once per year, thus increasing, to a limited extent, the liquidity of an investment in the Units.

Benefits to Insiders

      The General Partners may benefit from the Reinvestment Amendment in several respects. If the Reinvestment Amendment is approved, the Fund will retain more properties under management and the General Partners will receive more reimbursements from the
Fund.   Further, to the extent funds are reinvested and properties perform well, the likelihood that the General Partners will receive a higher percentage of cash flow may be increased. See "Reasons for the Amendments--The Reinvestment Amendment--Interests of the General Partners."

Voting/Units Held by General Partners

      Each Amendment will require the affirmative vote of holders of a majority of the outstanding Units. There were 13,879.40 Units outstanding at December 1, 1997. The General Partners and their affiliates held a total of 18 Units as of such date and intend to vote all such Units in favor of the Amendments. See "Unit Ownership of Principal Holders and General Partners."
                                   -3-
Risks of the Amendments

Reinvestment Amendment:

     1.Deferred Cash Distributions.  Rather than distributing  all net cash proceeds on sale of a property, the Reinvestment Amendment will allow the Fund (if the General Partners determine, in their discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated.

     2.Risk  of  Extension  of  Fund Life.  The  General  Partners
       intend to reinvest sales proceeds in new properties that could be sold again within a few years. The Reinvestment Amendment could render more difficult the final sale of properties within the original intended life of the Fund. The General Partners intend to commence liquidation of the Fund by the year 2001, although the sale of any particular property may be delayed based on market and other conditions. The Reinvestment Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Fund Agreement provides that the Fund must be liquidated, in any event, by the year 2038 (an arbitrary date).

     3.Real  Estate  Risks  on  Reinvestment.   Proceeds  will  be
       reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be affected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property or may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time. See "Reasons For and Effects of the Amendments--Repurchase Amendment."

     4.Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.

     5.Conflicts  of  Interest.   The  interests  of  the  General
       Partners in proposing the Reinvestment Amendment conflict with those of Investors because the General Partners will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds are not reinvested. The Managing General Partner is reimbursed at its cost,
       which   costs  includes  a  portion  of  salaries  of   its
       personnel  and other overhead, for services it provides  to
       the  Fund.   Such Reimbursements will decrease if  cash  is
       distributed  and fewer properties are under  management  in
       the   Fund.    See   "Reasons  For  and  Effects   of   the
       Amendments--Reinvestment Amendment--Interests of the General Partner in the Reinvestment Amendment."

Repurchase Amendment:

     1.Limitation on Repurchases. The Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Fund's ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases.
                                   -4-

     2.Valuation   of  Units.   Although  the  Fund's   management
       believes that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. The repurchase price will be based on the value of the Fund's assets under the new formula, which will in turn be based on a number of factors that are somewhat judgmental. To the extent the General Partners overvalue the Units that are repurchased through such formula, the remaining Investors and the General Partners will be disadvantaged.

     3.Effects  on Distributions.  The Fund will repurchase  Units out of capital available for distribution and the Partnership interests represented by the repurchased Units will effectively be allocated among, and will increase the percentage interests of, remaining partners. To the extent that the amendment causes more Units to be repurchased, it may, in the short-term, decrease the amount of distributions to Investors.

General:

      No Appraisal Rights. Investors will not have appraisal or dissenters rights as a result of the Amendments. Accordingly, Investors that disagree with the Amendments will not have the right to require the Fund to pay out the value of their Units of limited partnership interest. Instead, the Amendments will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting Investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.


            REASONS FOR AND EFFECTS OF THE AMENDMENTS

Reinvestment Amendment

      General. If Investors approve the Reinvestment Amendment, the Fund will have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the terms of the Fund Agreement as amended  in  1992,  the  Net Proceeds of Sale  from  the  sale  of properties cannot be reinvested after November 6, 1997. By consenting to the Reinvestment Amendment, Investors would permit the Fund to acquire new properties with the Net Proceeds of Sale from the sale of the properties (net of any distributions to Investors) that occur prior to the final liquidation of the Fund. Because proceeds will be reinvested, distributions of sales proceeds will be decreased until further liquidation of the properties in which the proceeds are reinvested, or until liquidation of the Fund.

     The Reinvestment Amendment is not intended to extend the life of the Fund. The Prospectus pursuant to which the Units were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Fund properties described below were acquired in 1987, 1988 and 1990 and it remains the intention of the General Partners to commence liquidation of the Fund, depending on market conditions and the benefits of continued ownership, by the year 2001.

      The Reinvestment Amendment is being proposed for a number of reasons, including the following:

bullet Without the Reinvestment Amendment, the Managing General Partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base.

bullet If the Reinvestment Amendment is approved, the Fund will be able to (i) take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives.

                                   -5-

bullet Without the Reinvestment Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced.

bullet If the Reinvestment Amendment is approved, cash proceeds from the sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale.

bullet Without the Reinvestment Amendment, an Investor wishing to apply distributed sales proceeds (which constitute a return of a portion of the Investor's original investment in the Fund) to a similar investment such as an AEI fund would be forced to purchase units in a new fund with distributed cash. Real estate funds are initially offered subject to sales commissions and organization expense that decrease the amount invested in properties and, therefore, the asset base that generates income and gain on an investment.

bullet If the Reinvestment Amendment is approved, no securities brokerage commissions or other organizational expense will be applied to the reinvestment in new properties of cash from sale of properties.

      The Fund incurs a significant amount of organization and syndication expense at formation. The General Partners believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Fund, including commissions to sales agents, filing fees and professional costs, can be amortized against cash flow (primarily rents) from operation of all properties over the intended life of the Fund (10 to 12 years after purchase of properties). If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain, if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

      The General Partners believe, based on recent investments in and resales of properties by other real estate funds affiliated with the General Partners, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a fund commits to purchase a property upon completion of construction it reduces the developer's refinancing risk and facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate capital appreciation. Because the property is purchased at construction cost, the risk of development and construction, for which the developer is normally compensated, inures to the benefit of the Fund--the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested, the entire amount of reinvested proceeds can be applied to the purchase price and acquisition expense and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a new property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the Managing General Partner's control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Fund proposes to hold the properties.

     The Managing General Partner is currently evaluating a number of properties for acquisition. Affiliates of the General Partners have managed 13 public and 11 private real estate funds. As a result of their activity in the sale-leaseback marketplace, the General Partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if the Reinvestment Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple net lease. No property will be acquired from the General Partners or their affiliates.

                                  -6-

      Sales of Properties. The Reinvestment Amendment is being proposed at this time to facilitate reinvestment of the net proceeds from possible sales of properties after November 6, 1997. Although much of the proceeds have been distributed, the Fund has retained some of the proceeds from the eight properties described below. The sales price and certain information about the gain generated by such sales is set forth below:

                       Applebee's     Applebee's      Jiffy Lube   Jiffy Lube       Sizzler           Super 8
                    Charleston, SC    Columbia, SC    Dallas, TX   Garland, TX   Cincinnati, OH    Hot Springs, AK
Purchase date            11/19/87         5/6/88       12/10/87      12/10/87       1/30/90           4/11/88

Percentage of Total(1)       100%         58.12%            25%           50%        30.81%               50%
  Ownership Interest

Sale date                12/15/94        7/28/95       10/25/95     10/25/95        1/23/97           3/29/96

Sales price           $ 1,626,781    $ 1,018,031    $   162,500  $   325,000    $   158,660       $   680,000

Selling expenses           13,494         27,578          1,282        2,558          9,459            16,614

Basis(2)
  Book                    921,762        552,537        125,513      241,943        365,501           448,369
  Tax                     935,628        568,603        128,325      248,096        367,890           464,919

Gain (loss)
  Book                    691,525        437,916         35,705       80,499       (216,300)          215,017
  Tax                     677,659        421,850         32,893       74,346       (218,689)          198,467

Tax gain (loss)
  per unit                     47             29              2            5            (15)               14

(1) The Fund owns partial interests in title to certain of the properties, as indicated. The remaining interest was purchased by an affiliated real estate fund managed by the General Partners.

(2) Purchase price less depreciation.

      The Fund purchased the Charleston Applebee's restaurant property in November 1987 and the Columbia property in May 1988. Both of the Applebee's were newly constructed properties purchased upon completion of construction and leased under 20-year triple net leases to Apple South, Inc. simultaneous with the purchases. Each of the leases included an option to Apple South, Inc. to purchase the properties commencing in the seventh lease year at a price equal to the greater of fair market value or an increase of 5% per year over the original purchase price. Apple South, Inc. exercised the option with respect to both properties in 1995. The sale price listed in the table above represents the contractual purchase price based on the 5% escalation.

      The two Jiffy Lube auto care centers listed above were purchased by the Fund in December 1987 and leased, under a 20 year triple-net lease, to Jiffy Lube International of Maryland, Inc. Although the lease did not specifically provide a repurchase option to the lessee, the Fund negotiated and completed a sale of these properties to the lessee in October 1995.

     The Super 8 Motel was purchased by the Fund in April 1988 and simultaneously leased to Motel Developers, Inc. The lease included an option to purchase the property, which was exercised by the lessee in July 1995. Although the sale closed in March 1996, a portion of the gain on sale was recognized in 1995 based on receipt in that year of nonrefundable deposits in connection with the sale.
                                  -7-

      The Sizzler Restaurant was purchased by the Fund in January 1990 and simultaneously leased to Triple S Restaurants, Inc. In January 1994, the restaurant was closed and listed for re-lease or sale. In December 1996, the Fund accepted an offer from an unaffiliated party to purchase the property at a price below the Fund's basis. The offer was accepted after a review of the market conditions in the area and the property management costs associated with continuing to seek a new tenant for the property, and the sale was completed in January 1997.

     The Fund has distributed an aggregate of $1,755,800 ($ 122.85 per Unit) from the proceeds of these sales to cover the tax liability of partners generated by the gains on sale. These distributions of Net Proceeds on Sale, in the aggregate, reduced the Adjusted Capital Contributions of Investors by $122.85 per outstanding Unit.

     In January 1996, the Fund also received $406,892 of insurance proceeds, net of demolition and other costs, resulting from the destruction by fire of a restaurant property in Indianapolis, Indiana. These proceeds resulted in recognition of $88,207 of net gain by the Fund. The Fund currently does not intend to rebuild the property and has listed the land (which has a cost basis of $253,747) for sale.

      Properties Currently Held by the Fund. The Fund currently holds interests in 15 properties (excluding the land resulting from the fire in Indianapolis, Indiana) as summarized below:

       Property                       Acquisition Cost   Annual Rental Payments

Creative Years Early Learning Center,
  Houston,  TX                             $   483,128         $    45,529
Grand Rapids Teachers Credit Union,
  Wyoming MI                                   626,239              32,370
Arby's Restaurant, Grand Rapids, MI            652,880              24,000
Fuddruckers Restaurant, Omaha, NE            1,151,543             145,081
Children's World Daycare Center, Sterling
  Heights, MI                                  729,486             105,117
Jiffy Lube Auto Care Center, Dallas, TX        154,891              21,822
JEMCARE (Arkansas Lane), Arlington, TX         450,475              41,796
Zapata's Cantina and Cafe, Waco, TX(3)         674,285              29,752
J.T. McCord's Restaurant, Irving TX          1,147,333                  (1)
J.T. McCord's Restaurant, Mesquite TX(1)       520,109              17,500
JEMCARE (Matlock Avenue), Arlington, TX        603,641              45,907
Cheddar's Restaurant, Indianapolis, IN         253,747                  (2)
Fuddruckers Restaurant, St. Louis, MO          761,053              92,164
Applebee's Restaurant, Slidell, LA             746,465             111,288
Applebee's Restaurant, Victoria, TX          1,335,555             151,110
Caribou Coffee, Atlanta GA                   1,235,000             142,025
                                            -----------         -----------
            Total                          $11,525,830         $ 1,005,461
                                            ===========         ===========

(1) This property is vacant but is subject to a purchase offer
    of  $792,000.   The  purchase offer is  subject  to  the  buyers
    investigation and it is not anticipated that any sale wold occur until January 1998.

(2) This property was destroyed by fire and the vacant land is listed for sale.

(3) The Lessee of this property has notified the Fund that it intends to vacate the property at expiration of the lease -
    December 31, 1997.

      Effects of Amendment. In the event Investors approve the Reinvestment Amendment, a portion of the proceeds from properties sold or otherwise disposed of will be reinvested rather than
distributed.   The Fund will not change its investment  objectives
or policies and, accordingly, new properties in which such proceeds are invested will consist primarily of single tenant,
triple   net   leased   properties  that  are  purchased   without
indebtedness,  many  of  which  are  leased  to  tenants  in   the
restaurant industry.  See "Reinvestment Amendment-General"  above.
If the proceeds are reinvested, the rental revenues generated by the Fund would be increased and distributions from rental revenues will be higher than they will if proceeds are not reinvested. Distribution of sales proceeds would be reduced or delayed until

                                  -8-

liquidation of the Fund. Accordingly, the General Partners believe approval of the Reinvestment Amendment will result in a more steady rate of distribution during the life of the Fund with a large distribution at the end of the life of the Fund.

      Interests of the General Partners in the Reinvestment Amendment. In accordance with, and subject to the limitations in, the Fund Agreement, the General Partners will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) they incur in completing any property acquisition and in connection with management of the property. Generally, costs are allocated to the Fund based on the daily time sheets of employees. The Managing General Partner establishes an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Fund is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the Reinvestment Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through the Fund, and the scope of the Fund's operations, will be reduced and the Managing General Partner will have to deploy its employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that the General
Partners receive from the Fund. Reimbursements to the General Partners by the Fund for expenses incurred have averaged approximately $213,000 per year during the past two years and aggregated approximately over $665,000 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

      Further, the General Partners receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 14% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, the General Partners may receive up to 10% of the cash flow remaining after payment of the 10% return to Investors and up to 15% of sales proceeds remaining after payment of the 14% cumulative return to Investors.

Repurchase Amendment

      General. Over the period of time since the Fund was formed, a limited secondary market has developed for units of limited partnership interest in real estate limited partnerships like the Fund. Generally, this market is made by individuals and firms who match willing sellers with buyers by posting sale proposals (but not prices) and by maintaining a list of limited partner unitholders who are willing to sell from time to time. In most cases, these transactions are relatively time consuming and do not represent an active market for such units. Accordingly, they may not represent actual market value for the Units. In some cases, individuals acquire units of limited partnership interest with the intent to acquire control of partnerships for invested amounts significantly less than the liquidation value of the partnerships' properties and to then cause the liquidation of the partnerships at a profit to themselves.

      The development of this market has given Units held by Investors a potential market value that may be different from and, in some instances greater than, the Unit values currently established under the terms of the Unit repurchase provisions of
Section 7.7 of the Fund Agreement. It has also provided some liquidity of investment for holders of Units, because although purchases in the secondary market remain subject to restrictions under the terms of the Fund Agreement (e.g., no more than 5% of the outstanding Units can change hands in any one year), sales are not subject to the relatively limited annual presentment period (between July 1 and October 1 of each year) provided in the Fund Agreement.

      In order to offer Investors the opportunity to present their Units to the Fund for repurchase more frequently, and at a price that may more closely reflect the prices available in the
secondary  market, the General Partners propose to   amend Section
7.7 of the Fund Agreement to provide an alternative valuation formula and to allow for quarterly presentment of Units for
repurchase, rather  than the  current annual   presentment period.
The repurchase formula currently contained in the Fund Agreement bases the repurchase price on the initial capital contribution of
an investor less 50% of distributions  to the investor.   The  new
formula will provide an alternate valuation based on 90% of the "net value" of the Fund (assets less liabilities and intervening distributions), after taking into account the market value of units, the present value of future net cash flow from the Fund and such
other factors as the General Partners   may  apply.  The provisions
of Section 7.7, as proposed to be amended, will provide that Investors will be entitled to the price under the formula yielding the highest value. Because of changes that must be made to the Partnership's information processing systems if the Amendment is approved, the Amendment will be effective commencing in calendar 1998 for Units tendered for repurchase during that year.

                                  -9-

      Effects of Amendment. Although the General Partners believe that the new alternative repurchase price formula will generally yield a higher Unit price than the existing formula, and Investors will be entitled to the higher repurchase price determined under either formula, there is no assurance that either formula price will pay an Investor the market value of the Investor's Units. Moreover, the Fund is not required to repurchase in any calendar year Units aggregating in excess of 5% of the Units outstanding in such year, and is not required to repurchase Units if doing so would impair the Fund's ability to continue operations. The Repurchase Amendment will not alter these limitations. There may be circumstances under which Fund revenues and borrowings are insufficient to fully fund such repurchases. As is currently the case, if more Units are tendered for purchase than the General Partners believe are prudent to repurchase given the capital resources of the Fund, tendered Units will be repurchased on a first come, first served basis.

     Repurchases by the Fund, under either the existing or amended repurchase provisions, are made out of cash available for distribution and increase the percentage interests in income, gain, deduction and distributions of the Fund of remaining Investors, pro rata among such Investors based on their interests before the repurchases. Although the Repurchase Amendment does not allow the General Partners to establish a repurchase price that is below the purchase price currently available under the Fund Agreement, it does allow the General Partners to establish a repurchase price that is higher. To the extent that the repurchase price established by the General Partners exceeds the actual economic value (a theoretical value) of the Units that are repurchased, the overall economic value afforded the General Partners and the remaining Investors by their interest in the Fund will be diminished. The General Partners believe that the current formula establishes a price that is generally below the actual value of the Units and that the price established by matching services is also below the actual value. Accordingly, the General Partners believe that the Repurchase Amendment will allow repurchases at a higher price, thereby benefiting both withdrawing and remaining Investors.
                                  -10-

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth information pertaining to the ownership of the Units by each person known by the Fund to beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of the Managing General Partners as of December 1, 1997:

Name and Address                                 Number of          Percent
of Beneficial Owner                              Units Held         of Class

AEI Fund Management XVI, Inc.                         10               *
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

AEI Fund Management, Inc.**                            2               *
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

Robert P. Johnson                                      6               *
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

Mark E. Larson                                         0               0
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

*  Less than 1%
** A corporation controlled by Mr. Johnson and that provides administrative services to the Fund.

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. The General Partners know of no holders of more than 5% of the outstanding Units.

             VOTE REQUIRED AND PROCEDURES FOR VOTING

      Voting by Investors with respect to an amendment of the Fund Agreement is based upon ownership of limited partner Units ("Units"). As of December 1, 1997, there were 13,879.40 Units outstanding. Each Unit is entitled to one vote. Fractions of Units will be included in the total.

      In order for of either the proposed Amendments to be adopted, a majority of the Units must be voted in favor of the Amendment. Because an abstention would not be counted as a vote for an amendment,  it  would  have  the  effect  of  a  vote  against  an
amendment.   The  General Partners intend to  vote  all  18  Units
controlled by them in favor of the Amendments.

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendments. IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED FOR THE AMENDMENTS. An Investor who votes against, or abstains with respect to, the Amendments does not have appraisal or similar rights under Minnesota law.

      The Managing General Partner has fixed the close of business on December 1, 1997 as the record date for the determination of the Investors entitled to vote on the proposed Amendment, the close of business on January 30, 1998 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted, and February 2, 1998 as the date on which the consents are to be counted. An Investor may revoke his/her or its consent at any time prior to January 30, 1998, provided written revocation is received by the Managing General Partner prior to that date.
                                  -11-

     The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed to Investors on or about December 15, 1997. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

      INCORPORATION BY REFERENCE/FORWARD LOOKING STATEMENTS

      The information included in the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the FundOs 10-QSBs for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 is hereby incorporated by reference. Copies of such Reports are being delivered to each Investor with this Consent Statement.

      Such incorporated documents, and this Consent Statement, contain statements that are intended as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The words or phrases "expects", "will continue", "should", "is anticipated", "believes", "estimate", "hopes", or expressions of a similar nature denote forward looking statements. Those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results presently anticipated or projected. The Fund cautions readers not to place undue reliance on such forward looking statements and all readers should consider carefully risks that may effect the attainment of those statements, including the risks summarized above under "Summary--Risks of the Amendments."

                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 OF  AEI FUND MANAGEMENT XVI, INC.

                                 Robert P. Johnson, President
                                  -12-

                             Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVI


      Changes in the existing provisions of the Partnership Agreement that would be made by the proposed Reinvestment Amendment and the proposed Repurchase Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in bold type. Only the portion of Section 5.4 that will be changed by the Reinvestment Amendment is shown. If approved, the Reinvestment Amendment will be effective immediately, while the Repurchase Amendment will be effective for Units tendered in calendar 1998 and after.

                     REINVESTMENT AMENDMENT

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

   5.4  Distribution  of  Net  Proceeds  of   Sale.    Upon
        financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 120 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated,] THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEGIN LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or
        (ii) the maximum marginal rates then in effect) created as a result of such transaction.


                      REPURCHASE AMENDMENT

         SECTION 7.7--RIGHT TO PRESENT UNITS FOR PURCHASE

    7.7 Right to Present Units for Purchase. (a) [Beginning in calendar year 1988,] Each Limited Partner shall have the right, subject to the provisions of this Section 7.7, to present SUCH PARTNER'S Units to the Partnership for purchase by submitting to the Managing General Partner [written] notice [(postmarked after July 1 but before October 1 of such year)] ON A FORM SUPPLIED BY THE PARTNERSHIP (A "REDEMPTION NOTICE") specifying the number of Units he OR SHE wishes repurchased. The MANAGING GENERAL PARTNER SHALL ESTABLISH ON EACH OF JANUARY 1, APRIL 1, JULY 1, AND OCTOBER 1 OF EACH YEAR (THE "PRICING DATES"), AND SHALL MAKE AVAILABLE TO LIMITED PARTNERS UPON REQUEST, A REPURCHASE PRICE (THE "REPURCHASE PRICE") FOR UNITS, DETERMINED IN ACCORDANCE WITH THE FORMULA SET FORTH BELOW, THAT SHALL APPLY TO ALL UNITS TENDERED FOR REPURCHASE DURING THE CALENDAR QUARTER FOLLOWING SUCH PRICING DATE. [On November 1 of each year,] SUBJECT TO THE LIMITATIONS SET FORTH BELOW, the Managing General
        Partner shall cause the Partnership to purchase on JANUARY 1, APRIL 1, JULY 1, AND OCTOBER 1 OF EACH YEAR (A "REPURCHASE DATE"), AT A REPURCHASE PRICE EQUAL TO THE REPURCHASE PRICE ESTABLISHED FOR THE QUARTER IN WHICH THE REDEMPTION NOTICE WAS RECEIVED BY THE PARTNERSHIP, the Units of Limited Partners [who have tendered their Units to the Partnership] FROM WHICH THE PARTNERSHIP HAS RECEIVED A NOTICE OF REDEMPTION AT LEAST SIXTY DAYS PRIOR TO SUCH REPURCHASE DATE. The [purchase] REPURCHASE Price shall be equal to [the tendering Limited Partner's Adjusted Capital Contribution on October 1 of the year of purchase multiplied by seventy-five percent (75%) for purchases in calendar year 1988 and ninety percent (90%) for purchases in calendar year 1989. For purchases in 1990 and in each year thereafter, the purchase price shall be equal to] THE GREATER OF (I) NINETY PERCENT (90%) OF THE NET VALUE OF THE PARTNERSHIP'S ASSETS ON THE PRICING DATE DIVIDED BY THE NUMBER OF UNITS OUTSTANDING ON SUCH PRICING DATE, OR (II) one hundred percent (100%) of the tendering Limited Partner's Adjusted Capital Contribution on [October 1,] SUCH PRICING DATE, less fifty percent (50%) of all Net Cash Flow previously distributed to such Limited Partner throughout he term of the Partnership. The Partnership will not be obligated to purchase in any year more than five percent (5%) of the total number of Units outstanding on January 1 of such year. In the event requests for purchase of Units received in any given year exceed the five percent (5%) limitation, the Units to be purchased will be determined based on the postmark date of the written notice of Limited Partners tendering Units. THE MANAGING GENERAL PARTNER MAY SUSPEND REPURCHASES DURING ANY PERIOD AFTER THE PARTNERSHIP HAS DISTRIBUTED NET PROCEEDS OF
        SALE   AND  DURING  WHICH  THE  MANAGING  GENERAL  PARTNER
        REASONABLY BELIEVES THAT THE REPURCHASE PRICE DOES NOT APPROPRIATELY REFLECT THE NET VALUE OF THE PARTNERSHIP'S REMAINING ASSETS LESS LIABILITIES. Any Units tendered but not selected for purchase in any given year will be considered for purchase in subsequent years only if the Limited Partner retenders his OR HER Units. In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership.

          (b)   For  purposes  of  all  calculations  pursuant  to
          Article V of this agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Partners pro rata based on the ratio of the number of Units owned to all Units outstanding after such repurchase. FOR PURPOSES OF THE FORMULA IN SUBSECTION (A)(II) ABOVE, "NET VALUE" MEANS THE AGGREGATE VALUE OF THE PARTNERSHIP'S ASSETS LESS THE PARTNERSHIP'S LIABILITIES AND LESS THE MANAGING GENERAL PARTNER'S REASONABLE ESTIMATE OF DISTRIBUTIONS OF NET PROCEEDS OF SALE FOR THE PERIOD AFTER THE PRICING DATE BUT BEFORE THE REPURCHASE DATE, AS DETERMINED BY THE MANAGING GENERAL
          PARTNER. IN DETERMINING NET VALUE, THE GENERAL PARTNERS MAY ALSO TAKE INTO ACCOUNT (I) THE PRESENT VALUE OF FUTURE NET CASH FLOW FROM RENTAL INCOME ON THE FUND'S PROPERTIES, (II) THE PRICE AT WHICH UNITS OF THE PARTNERSHIP HAVE BEEN PURCHASED, AND (III) SUCH OTHER FACTORS AS THE GENERAL PARTNERS DEEM RELEVANT.

IMPORTANT                                              IMPORTANT
          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management XVI, Inc.,
                  The Managing General Partner

      The undersigned, a Limited Partner of AEI Real Estate Fund XVI Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposals identified below to adopt (i) an Amendment to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement") of the Fund (the "Reinvestment Amendment"), and (ii) an Amendment to Section 7.7 of the Partnership Agreement (the "Repurchase Amendment"), as more fully described in the accompanying Consent Statement (together, the "Amendments"). By voting for the Amendments, or either of them, the undersigned hereby appoints AEI Fund Management XVI, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence either Amendment to the Partnership Agreement and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on January 30, 1998.

      1. Adoption of the Reinvestment Amendment to Section 5.4 of the Partnership Agreement
      FOR    [ ]          AGAINST    [ ]          ABSTAIN     [ ]

      2. Adoption of the Repurchase Amendment to Section 7.7 of the Partnership Agreement
      FOR    [ ]          AGAINST    [ ]          ABSTAIN     [ ]

      The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Amendments if no box is checked.

      Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:          , 199_


Signature                                (if held jointly)